Exhibit 10.3

MCG Capital Corporation

2008 Retention Program

On August 6, 2008, the Board of Directors of MCG Capital Corporation (“MCG” or the “Company”) approved the MCG Capital Corporation Retention Program (the “Retention Program”) for the benefit of the Company’s employees, including one of its named executive officers (but excluding the Company’s President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Executive Vice President of Business Development and General Counsel, Executive Vice President) (collectively, the “Eligible Employees”). The Retention Program is designed to provide Eligible Employees with certain incentives related to their past service and continuing employment with MCG. The Retention Program consists of an aggregate of (i) $3.35 million in cash (approximately $2.7 million of which shall be awarded in August 2008 and approximately $650,000 of which shall be awarded in early 2009 once the Company’s year-end results for 2008 have been determined) and (ii) up to 735,000 shares of restricted common stock, $0.01 par value per share, of the Company (the “Common Stock”).

Retention Payments

Under the Retention Program, each Eligible Employee shall be awarded a cash payment (each a “Retention Payment”) representing a specified percentage of each such Eligible Employee’s annual cash bonus target for the fiscal year ending December 31, 2008. Each Retention Payment shall be paid to each Eligible Employee in three equal installments on each of March 31, 2009, June 30, 2009 and September 30, 2009, subject to continued employment with MCG.

Restricted Stock Awards

Additionally, pursuant to the Retention Program, specified Eligible Employees shall be awarded shares of restricted Common Stock under the MCG Capital Corporation 2006 Employee Restricted Stock Plan, as amended (each, a “Retention Stock Award”). The forfeiture provisions with respect to 100% of the shares of restricted Common Stock subject to each Retention Stock Award shall lapse on March 31, 2011 (the “Vesting Date”).

The Company’s Board of Directors has approved the Retention Payment and Retention Stock Award for the Company’s Chief Compliance Officer. The Compensation Committee of the Board of Directors has approved the Retention Payments and Retention Stock Awards for specified officers of the Company and has authorized management to determine the specific dollar amount of each Retention Payment and the number of shares of restricted Common Stock constituting each Retention Stock Award for the remaining Eligible Employees.